Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-197918) pertaining to the Private Bancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan of PrivateBancorp, Inc. of our report dated June 23, 2016, with respect to the financial statements and schedule of the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Chicago, Illinois
June 23, 2016